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                                                          THE

_______________________________________________________________UNION CORPORATION
                                                    745 Fifth Avenue, Suite 1107

MELVIN L. COOPER                                              New York, NY 10151

CHAIRMAN OF THE BOARD                                             (212) 751-6422
                                                       Facsimile: (212) 755-0302

                                          January 21, 1998

Dear Stockholder:

    In connection with the ongoing tender offer (the "Offer") to purchase all the issued and outstanding shares (the "Shares") of common stock, par value $.50 per share, of The Union Corporation ("Union") at a cash price of $31.50 per Share by Sherman Acquisition Corporation ("Purchaser"), a Delaware corporation and a wholly-owned subsidiary of Outsourcing Solutions Inc., a Delaware corporation ("OSI"), we enclose Amendment No. 2 to Schedule 14D-9 which is being filed by Union with the Securities and Exchange Commission today. The amendment contains certain supplemental information relating to the Offer.

    AS STATED IN THE SCHEDULE 14D-9, AS AMENDED, YOUR BOARD OF DIRECTORS BELIEVES, AND CONTINUES TO BELIEVE, THAT THE OFFER IS FAIR TO, AND IN THE BEST INTEREST OF, UNION'S STOCKHOLDERS AND RECOMMENDS THAT UNION'S STOCKHOLDERS TENDER THEIR SHARES PURSUANT TO THE OFFER.

    In arriving at its recommendation, the Board of Directors gave careful consideration to a number of factors described in the Schedule 14D-9, as amended, including the information set forth in the enclosed amendment.

    Additional information with respect to this transaction is contained in the documents previously delivered to you, including the Schedule 14D-9, Amendment No. 1 to Schedule 14D-9, the Offer to Purchase and the related materials (including the Letter of Transmittal). Those documents set forth in detail the terms and conditions of the Offer and provide instructions on how to tender Shares, or withdraw Shares previously tendered. We urge you to read the enclosed amendment, as well as the previously delivered materials, carefully in making your decision with respect to tendering your Shares.

                                          Sincerely yours,

                                          MELVIN L. COOPER

                                          Chairman of the Board